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                                                          EXHIBIT 10.13

                                AGREEMENT

AGREEMENT made this 5th day of February, 1998 by and between Quade, Inc., a corporation existing under and by virtue of the laws of the State of New York, having its principal place of business at 1384 Broadway, 14th Floor, New York, New York 10018 ("Licensor"), and Jenna Lane Kids, Inc, a corporation existing under and by virtue of the laws of the state of Delaware, having its principal place of business at 1407 Broadway, New York, New York 10018 ("Licensee").

                                WITNESSETH

WHEREAS, the United States Polo Association ("U.S.P.A.") is the governing body of the sport of polo in the United States, having the exclusive right to use and to license the names, trademarks, symbols, emblems, design and colors of the U.S.P.A. (the "USPA Trademarks," as displayed in Schedule A hereto); and

WHEREAS, U.S.P.A. has granted an exclusive license to Licensor to use the USPA Trademarks for, among other things, the Items (as defined in Section 1.1(c)) in the Territory (as defined in Section 1.1(a)); and

WHEREAS, Licensee desires to manufacture, sell and use the USPA Trademarks on or in connection with Items, and to obtain from Licensor a license therefor; and

WHEREAS, Licensor is willing to grant such a license upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the covenants herein contained, it is agreed as follows:

1.   DEFINITIONS

     1.1 For the purposes of this Agreement, the parties hereto agree that the following terms shall have the following meanings:

     (a) "Territory" shall mean the United States, its territories and possessions, and Canada

     (b) "Items" shall mean those products listed in Schedule B hereto and bearing one or more of the USPA Trademarks.

     (c) "Net Sales" shall mean with regard to Items sold within Licensee's premises, the gross wholesale price of the Items delivered to Licensee; and with regard the Items delivered by or for the account of Licensee, the final wholesale price charged upon the earlier to occur of billing, invoicing, shipping or payment to a nonaffiliated third party less normal trade discounts actually offered and taken, allowances and returns actually allowed, and any charges, fees and taxes not part of the purchase price.

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     (d) "Creative Material" shall mean creative concepts, designs and direction for designs for Items including recommendations as to color, textile, yarns, design and styling of Items provided by Licensor to Licensee hereunder. At its option, Licensor may select others to provide creative material to Licensee.

2.   GRANT OF LICENSEE

     2.1 Licensor hereby grants to Licensee for the term of this Agreement, and Licensee hereby accepts, the exclusive right and license to use the USPA Trademarks in the Territory on all Items, subject the approvals set forth in Paragraphs 6.1 and 6.2 hereof.

3.   TERM

     3.1 The term of this Agreement shall commence on February 1, 1998 and terminate on July 31, 2001 (the "Term").

     3.2 Each year of this Agreement shall be deemed to commence on August 1st and terminate the following July 31st (the "Contract Year"). The first Contract Year shall commence February 1, 1998 and terminate July 31, 1999.

     3.3 Licensee shall have the option to extend this Agreement for an additional three (3) Contract Years, through July 31, 2004 by written notice delivered to Licensor no later than June 30, 2001.

4.   RESTRICTIONS

     4.1 Licensee shall not use, permit or cause or suffer to be used, except for the purposes set forth herein and during the Term hereof, any Creative Material or other sketches, designs, samples or patterns created by Licensor hereunder without Licensor's approval, which shall not be unreasonably withheld or delayed.

     4.2 Licensee shall not sell Items outside of the Territory and shall not sell Item to any third party whom it knows, or has reason to believe, intends to sell products outside the Territory.

     4.3 The parties acknowledge the high value of the USPA Trademarks and consequently agree that sales at full wholesale price by Licensee of all Items shall be to Licensee or to those retailers listed on Schedule C hereto and others that shall be added thereto upon the consent, not to be unreasonably withheld, of Licensor, within five (5) business days of the request for such consent. Licensee shall distribute Items only to retailers that are not directly or indirectly owned, controlled or otherwise related to Licensee, and only for resale and distribution directly to the public.

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     4.4 Licensee may sell as seconds or irregulars up to 5% of its Net Sales in any Contract Year and may sell as close-outs up to 10% of its Net Sales in any Contract Year. Licensee must provide Licensor a list of prospective purchasers and obtain written approval from Licensor (except in the case of odd lot sales of fewer than two dozen items) of channels of distribution for the sale of seconds, irregulars or close-outs. Such approval shall not be unreasonably withheld or delayed.

     4.5 Licensee shall not use any trade dress, labels, hang tags or packaging which utilize white or silver lettering in a blue background or emphasize the word "Polo" by presenting it in a rectangle or between lines or in lettering larger than that of associated words or letters used to identify "United States Polo Association" nor shall it use any other marks, trade dress, labels, hang tags, packaging or advertising that is not approved by Licensor (which approval shall not be unreasonably withheld or delayed) and that is likely to cause confusion with any marks or trade dress of Polo Ralph Lauren or any entity affiliated with Ralph Lauren, except that nothing herein shall prohibit Licensee from selling Items within the Territory. Licensee shall be responsible to appear, defend, indemnify, and hold harmless Licensor from any breach of this paragraph.

     4.6 Licensee shall not, during the term of this contract, register any mark, logo, or emblem containing the word "polo", or depicting a horse in any form or depicting any equestrian activity or equestrian sports figure. Any such mark, logo or emblem registered in breach of this covenant shall become the property of Licensor.

     4.7 It is Licensor's intention to continue the operation of its business in the manner it has in the past, and nothing herein contained shall in any way be considered as a limitation or restriction of such right, except that during the Term, Licensor shall not use and shall not license or otherwise grant permission to any person or corporation to use the USPA Trademarks in connection with the sale of Items in the Territory. Licensor shall have the right to sub-license within the Territory any items not listed in Schedule B hereof.

5.   DUTIES

     5.1 Licensor, or a designee of Licensor, may provide Licensee with Creative Material if and when requested and such additional design assistance as it determines in its sole discretion. Licensor may also submit to Licensee such advertising and labels and packaging and other materials in such quantities as it, from time to time, determines in its sole discretion. Licensee shall be under no obligation to utilize any Creative Material provided by or on behalf of Licensor and Licensor shall be under no obligation to submit any Creative Material for any Items to be shipped for any reason which follows the termination or expiration for any reason of this Agreement.

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     5.2 Licensee shall:

         (a) At its cost and expense, prepare first samples and duplicate samples of the Items and deliver them to Licensor for its approval, as provided in Paragraph 6.2 hereof, at least (3) weeks prior to the showing of samples to the trade, unless Licensor agrees to a shorter period.

         (b) Undertake to use its reasonable best efforts to maximize the sale of Items and Net Sales.

         (c) Place USPA Trademarks on all Items prior to delivery, except as set forth in Paragraph 6.1 herein.

         (d) Make no alterations in the appearance, color, fit, yarn, or textiles of the finished Items from any sample approved under Paragraph 6.2 hereof by Licensor, except such alterations that represent normal production variations and do not affect the appearance or quality of the Item without Licensor's express written consent, which shall not be unreasonably withheld.

     5.3 Licensee shall provide documentation, on Licensor's written request, of the name and address of its manufacturer(s) and the type(s) of Items being manufactured.

     5.4 Licensor shall have the right to purchase from the Licensee reasonable quantities of licensed Items for sale outside of Territory or internal use, so long as such purchase is commercially practicable and does not unreasonably interfere with Licensee's ability to manufacture and sell Items in accordance herewith. The sale price for such purchases shall be cost plus ten percent (10%). Cost is defined as either (a) Licensee's direct landed cost, port of entry U.S.A., or
         (b) Licensee's direct cost F.O.B. manufacturer's dock (if domestic third party manufacture), or (c) Licensee's expenditures for cut, make and trim plus Licensee's direct fabric/materials cost (if manufactured directly by the Licensee). No royalty shall be payable by Licensee to Licensor for any Items purchased by Licensor under this section, and all sales of such Items shall be excluded from the Guaranteed Minimum Royalties (as hereinafter defined).

6.   TRADEMARK AND WORKMANSHIP

     6.1 Licensee acknowledges that the USPA Trademarks have established prestige and goodwill and are well recognized in the mind of the trade and the public, and that it is of great importance to Licensor that the high standards and reputation associated with the USPA Trademarks be maintained in the manufacture and sale of Items. Accordingly, all Items and the packaging therefor sold by Licensee and bearing the USPA Trademarks shall be comparable to samples approved by Licensor and shall be manufactured, sold, distributed, and advertised in compliance with such laws and

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         regulations as may be applicable. Licensee shall, at its cost and expense, upon Licensor's written request for specified Items and packaging, promptly furnish Licensor with a reasonable number of such Items and packaging therefor prior to, and from time to time during production. Licensee shall use its best efforts to make its manufacturing and shipping facilities available to Licensor during usual working hours for inspection by Licensor's representative at Licensor's sole cost and expense.

     6.2 If Licensor shall reasonably object in writing to the quality, workmanship or style of any sample or Item submitted pursuant to Paragraphs 5.4 hereof or 6.1 hereof, Licensee will correct such sample to conform with Licensor's request in relation thereto or discontinue production thereof. For all purposes of approvals to be given hereunder, except as specifically set forth in Paragraph 5.1(c) hereof, the failure of Licensor to notify Licensee in writing of its disapproval within seven (7) business days after submission to it of any sample specifying in reasonable detail the basis thereof, shall be deemed to constitute the approval or consent by Licensor required hereunder.

     6.3 Licensor represents and warrants:

         (a) It has the full right and authority to give and grant exclusive rights and licenses for the use of the USPA Trademarks in the Territory in connection with the manufacture and sale of the Items, including, without limitation, the license granted pursuant to this Agreement.

         (b) No other party, as of the date of this Agreement, has been licensed by Licensor to use the USPA Trademarks for the Items in the Territory.

         (c) The U.S.P.A., as the grantor of the master license for the USPA Trademarks in the Territory, at its own expense, will take all steps as are reasonably required to apply for and maintain, in full force and effect, the registrations of the USPA Trademarks in the Territory for the Items.

     6.4 In the event that Licensee learns of any infringement of the USPA Trademarks on Items, it will promptly notify Licensor thereof. Licensor will thereupon take such action as it deems advisable for the proection of Licensor's rights in and to the USPA Trademarks. Licensee at Licensor's sole expense shall cooperate with Licensor in all respects, including, without limitation, by being a plaintiff or co-plaintiff and by causing its officers to execute pleadings and other necessary documents in the event Licensor brings an action. If Licensor fails to take action, Licensee will have the right to take any action with respect to such infringement or limitation, but only with Licensor's prior written approval, which Licensor shall not unreasonably withhold. Licensee will not settle any action, nor dismiss an appeal of any adverse decision nor discontinue any action taken by it if such settlement, appeal or discontinuance is, or would be injurious to Licensor's right in and to the USPA

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         Trademarks, or the goodwill pertaining thereto, except to the extent the same is approved in advance by Licensor. The party bringing the action will bear all expenses (including investigation and attorneys' fee and expenses) incurred with respect to any actions taken pursuant to the provisions of this paragraph. Any damages recovered or sums obtained in settlement in or with respect to any such action shall be for the account of the party bringing the action.

     6.5 Except as set forth in Paragraph 6.4 hereof, in the event any claim is made or suit instituted against Licensor or Licensee based on a claim that the use of the USPA Trademarks in the Territory infringes the right of any third party, Licensor will thereupon undertake, in consultation with the U.S.P.A, but at Licensor's sole expense, the defense of the claim or suit to the extent it is not based primarily on Licensee's misuse of the USPA Trademarks. Licensee shall cooperate with Licensor in all respects at Licensor's sole expense. To the extent that the claim or suit is based primarily on Licensee's misuse of the USPA Trademarks, Licensee will defend against such action or claim, and Licensor shall cooperate with Licensee in all respects. Licensee will not settle such action, nor appeal any decision, nor discontinue such action if such settlement, appeal or discontinuance is, or would be, injurious to Licensor's right and to the USPA Trademarks, or the goodwill pertaining thereto, except to the extent the same is approved in writing by Licensor. The party defending the action will bear all fees and expenses incurred with respect to such action. Any damages recovered or sums obtained in settlement in or with respect to any such action shall be for the account of the party defending the action. Licensee specifically waives any rights to indemnification or damages from Licensor on account of any claims or suit referred to in this Paragraph 6.5, other than reimbursement for legal fees and expenses incurred thereunder, as provided herein. In the event Licensee is permanently enjoined from using any of the USPA Trademarks on Items and if the parties are unable to agree on substitute USPA Trademarks, Licensee may thereupon terminate this Agreement. To the extent Licensee incurs any legal fees or disbursements under this Paragraph 6.5, (i) Licensor shall reimburse Licensee upon demand, and (ii) to the extent unreimbursed, Licensee may, at its option, offset such amounts due against any payments, including without limitation the Guaranteed Minimum Royalties, due and owing Licensor hereunder.

7.   ADVERTISING AND PUBLICITY

     7.1 All of licensee's advertising, publicity, and point of sale materials using the USPA Trademarks shall be subject to the reasonable prior approval of Licensor. Samples of all such materials and all labels, hang tags and packaging materials displaying the USPA Trademarks for use in connection with the sale of Products shall be submitted to Licensor for its approval prior to use. If Licensor shall object in writing to any such advertising or sales materials, Licensee will correct such Item to confirm with Licensor's reasonable request in relation thereto to discontinue use of the same if so requested.

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     7.2 The failure of Licensor to notify Licensee of its disapproval within seven (7) business days, after receipt of samples of the items referred to in this Paragraph 7, specifying in reasonable detail the basis therefor, shall be deemed to constitue approval by Licensor.

8.   ROYALTIES, ACCOUNTING

     8.1 Licensee agrees to pay Licensor a royalty of five percent (5%) against Net Sales during each Contact Year ("Royalties").

     8.2 Licensee shall meet minimum sales requirements as set forth in Schedule D.

     8.3 Licensee agrees to pay to Licensor as non-refundable advances against Royalties earned during the Term, minimum royalties ("Guaranteed Minimum Royalties") for each Contract Year as follows:

         (a) During the first Contract Year, the sum of U.S. $30,000.00 to be paid upon signing this agreement and $120,000.00 by January
             13, 1999.

         (b) During subsequent Contract Years, the Guaranteed Minimum Royalties, as set forth in Schedule D hereof, shall be paid in arrears in two payments at the end of each of the sixth and last months of each such Contract Year.

     8.4 Licensee shall prepare and furnish to Licensor statements of Net
         Sales within thirty (30) days after the last day of the sixth month and within sixty (60) days after the last day of the last month of each Contract Year. Each such statement shall specify the amount of gross sales per Item, and all deductions, by category, taken therefrom to compute Net Sales. Royalties shall be paid to Licensor contemporaneously with the rendering of the statement. Licensee shall continue to render statements following the termination of this Agreement, until all sales made pursuant to the Agreement have been accounted for. All such statements shall be provided to:

                                    Quade, Inc.
                               1384 Broadway, 14th Floor
                                 New York, N.Y. 10018
                               Attention: Gabe Zeitouni

     8.5 Licensee shall at all times keep accurate books and records of account of all sales within the scope of this Agreement. Not later than thirty
         (30) days following the last day of each Contract Year during the Term, a statement of all Net Sales for said Contract Year, certified in writing to be correct by an officer of Licensee shall be prepared by Licensee and delivered to Licensor. At reasonable times during the course of any Contract Year and on reasonable notice given, Licensor shall be

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          entitled, at Licensor's expense, to have Licensee's books and records relating to sales pursuant to this Agreement examined by representatives of its choosing. If the cost of any such examination reveals deficiencies in excess of five percent (5%) of the amount reported as Net Sales, then in such event, Licensee shall bear the cost of the examination.

9.   INDEMNIFICATION

     9.1 Licensee hereby indemnifies and agrees to hold Licensor harmless from and against any claims, suits, loss and damage (including reasonable attorney's fees), arising out of alleged defects in the material or workmanship of any of the Items manufactured by and for Licensee, unless such claims, suits, loss or damage result from Creative Material or other materials supplied by or at the request of Licensor.

10.  TERMINATION

     10.1 If Licensee fails to make any payment on any date required hereunder, such payment shall be paid with interest at a rate equal to three (3) percentage points above the prime rate, as stated by Citibank, N.A. accruing from the date such payment became due. If such default continues uncured for a period of ten (10) business days after written notice thereof has been given to Licensee by Licensor, Licensor shall have the right to terminate this Agreement forthwith by and upon written notice to Licensee.

     10.2 If Licensee fails to perform any of the material terms, conditions, agreements of covenants in this Agreement on its part to be performed, which relate in any way to the use of the USPA Trademarks, Licensor may terminate this Agreement forthwith by written notice:
          (i) if such default is incurable; or (ii) if such default is curable but continues uncured for a period of ten (10) business days after written notice thereof has been given by Licensee by Licensor; or (iii) if such default is curable but not within said ten (10) day period and all reasonable steps necessary to cure such default have not been taken by Licensee within said ten (10) day period, or Licensee fails to diligently take all steps necessary to cure such default as promptly as is practical.

     10.3 Notwithstanding the provisions of Paragraph 10.2, if at any time during the term of this Agreement, Licensor discovers that Licensee has willfully, knowingly and materially damaged the interest of the Licensor in the Territory via conduct alone or in conjunction with third parties and has presumptive evidence thereof, the Licensor may terminate this Agreement forthwith by serving written notice upon Licensee.

     10.4 In the event Licensor or Licensee files a petition in bankruptcy, or is adjudicated a bankrupt, or makes an assignment for the benefit of creditors, or files a petition or

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          otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statue or proceeding, or if a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets for any reason, this Agreement may be terminated by the other party forthwith, unless such bankruptcy, or other matter is discharged or otherwise terminated within thirty (30) days.

     10.5 No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court officially charged with taking custody of Licensee's assets or business shall have the right to continue this Agreement or to exploit or in any way use the USPA Trademarks if this Agreement terminates pursuant to Paragraphs 10.1 or 10.3 above.

     10.6 Notwithstanding any termination in accordance with the foregoing, Licensor shall have, and hereby reserves, all the rights and remedies which it has or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the USPA Trademarks. Injunctive relief may also be sought prior to or in lieu of termination and which may be sought in the courts notwithstanding the arbitration provisions of Paragraph 16 below.

11.  RIGHTS AFTER TERMINATION

     11.1 Upon the valid and proper termination of this Agreement, whether by the expiration of the Term hereof, or cancellation, or for any cause whatsoever, the license herein granted and all rights of Licensee to use the USPA Trademarks forthwith shall cease and terminate. Upon such termination, Licensee shall discontinue and abandon the use of the USPA Trademarks and shall cease to represent or advertise that it is in any way connected with Licensor. Licensee shall pay Licensor Royalties on all Items sold by it during the period following any such termination. Notwithstanding such termination, and only if such termination was not pursuant to the provisions of any of Paragraphs 10.1, 10.2, or 10.3 hereof, and as to that part of its inventory not purchased by Licensor or its designee pursuant to Paragraph 11.3, Licensee shall have the right, on a nonexclusive basis, for a period of one hundred eighty (180) days following termination to fulfill and make delivery of all orders received by it prior to such termination, and liquidate its inventory of finished Items and for such purpose, and to use the USPA Trademarks and label in the manner herein above set forth, provided, however, that Licensee shall pay Royalties thereon as herein provided.

     11.2 Upon the expiration or termination of this Agreement, all rights to USPA Trademarks shall revert to Licensor with the same force and effect as though this Agreement had never been entered into and no rights had ever been acquired by Licensee in connection therewith, subject to the Provisions of Paragraph 11.1 above.

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     11.3 Upon the expiration or termination of this Agreement for any reason,
          Licensee shall forthwith deliver to Licensor a statement setting forth its inventory of finished Items, all work in process, piece goods and yarn, and any labels, tags, packaging or the like using or incorporating the USPA Trademarks then on hand. In addition, such schedule shall specify quantity, design and style and set forth, to the extent practicable, Licensee's cost (as indicated in the books and record of Licensee) of each of such Items. Licensor or its designee may purchase all or any part of such Items, which are included in the inventory of Licensee on the date of purchase for any amount equal to (a) Licensee's cost for the foregoing which is comprised of first-quality current season Items; or equal to (b) the lower of market or Licensee's cost for merchandise comprised of Items for any seasons earlier that the current season. The purchase price for the inventory so purchased shall be payable promptly upon Licensor's receipt of such inventory. Licensor may offset the purchase against any amount due from Licensee.

12.  RELATIONSHIP

     12.1 Nothing herein contained shall be construed as establishing a partnership or joint venture between the parties hereto, and neither shall have the authority to bind or obligate the other in any manner.

13.  NOTICES

     13.1 All notices under this Agreement shall be in writing and served either personally or by registered or certified mail, return receipt requested, at the address first above written, or such other address as either party may, from time to time, designate in writing, or by telex or fax. Copies of all notice shall also be forwarded in the same manner as the original notice as follows:

            (a)  if to Licensor, to:  Quade, Inc.
                                      1384 Broadway
                                      New York, NY 10018

            (b)  if to Licensee, to:  Jenna Lane Kids, Inc.
                                      1407 Broadway
                                      New York, NY 10018
                                      Attention: President

                 with a copy to:      David Feldman, Esq.
                                      36 West 44th Street
                                      New York, NY 10036

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

14.  ASSIGNMENT

     14.1 Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other. Licensor may assign this Agreement to any entity or person which or who has the right to license the UPSA Trademarks. Licensor shall be released of all obligations and liabilities hereunder provided that the assignee assumes in writing all of Licensor's obligations hereunder.

15.  MODIFICATION

     15.1 This Agreement constitutes the entire understanding of the parties. No provision of this Agreement may be changed or modified, nor may this Agreement be discharged in part or in whole except by written agreement signed by the party against whom the change, modification, or discharge is claimed or sought to be enforced, or signed by it or its agent, pursuant to the party's written and signed authorization to make such change, modification or discharge.

16.  ARBITRATION AND GOVERNING LAW

     16.1 This Agreement shall be governed by and interpreted by the substantive law of the situs of any court proceeding or arbitration.

     16.2 Any controversy or claim arising out of or relating to this Agreement, its execution or breach shall be settled by a three(3) member arbitration panel in the City of New York in accordance with the Commercial Rules of the American Arbitration Association and there to be administered by the commercial panel, and judgment upon the award rendered may be entered in any court of competent jurisdiction.

17.  WAIVER

     17.1 The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement. Any waiver must be in writing.

18.  CONSENT

     18.1 Any consent or approval to be given hereunder may be delegated by the party to give such consent or approval to any agent or representative as such party may, from time to time, authorize by written notice.

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19.  SEVERABILITY

     19.1 Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or uneforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.  COUNTERPARTS

     20.1 This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

QUADE, INC.                                 JENNA LANE KIDS, INC.

By: /s/                                    By: /s/ Mitchell Dobies
    --------------------------------          --------------------------------

Title: President                           Title: President
    --------------------------------          --------------------------------

Date: 2/6/98                               Date:2/9/98
    --------------------------------          --------------------------------

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                                   SCHEDULE A


USPA

UNITED STATES POLO ASSOCIATION

U.S. POLO ASSOCIATION
      (FOUNDED 1890)


       [GRAPHIC]                   [GRAPHIC]              [GRAPHIC]

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                                   SCHEDULE B

Misses, Petite, and Plus Size Sportswear
Woven Tops and Woven Bottoms
Knitted Tops and Knitted Bottoms
Screen Print "Logo Driven" Woven and Knitted Tops
Fleece Tops and Bottoms
Denim
Sweaters
Sportswear Dresses
Lycra Sportswear
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                                    SCHEDULE C

                                   Customer List

Mervyn's, Kohl's, J.C. Penny, Sears, Upton's, Catherine's, Navy (Nexcom), Coast Guard, Marine Corps Exchange, AAFS, United Retail: The Avenue,
Lerner Woman, Sizes Unlimited; Mercantile Stores, Chadwicks, Wet Seal/ Contempo Casuals, Miller's Outpost, August Max Woman, QVC, Beall's of Florida, Mongomery Ward & Co., Paul Harris, Rainbow Apparel, Brylane, G&G, Cato Corp., C.R. Anthony, Fred Meyer, Boscov's, Ann & Hope, Goody's, Ira A. Watson, Oshman's Sporting Goods, and Specialty Stores.

                                  Irregulars, Seconds

Marmaxx, Ross Stores, Burlington Coat, Filene's Basement, Daffy's, Conway Stores, Sym's

                                    SCHEDULE D

Each Contract Year is defined as follows:

Year One:   Februrary 1, 1998 to July 31, 1999. Minimum Sales are: $3.0 million

Year Two:   August 1, 1999 to July 31, 2000.    Minimum Sales are: $4.0 million

Year Three: August 1, 2000 to July 31, 2001.    Minimum Sales are: $5.0 million

Guaranteed Minimum Royalty payments calculated at 5% will be paid as follows:

Year One:   $150,000.00

Year Two:   $200,000.00

Year Three: $250,000.00

Payment schedule will conform to the provisions within the contract.

Minimum Sales and Guaranteed Minimum Royalties in any Contract Year beyond Year Three shall be the same as in Year Three.

                                                                   Exhibit 10.14

                         SUPPLY AND FINANCING AGREEMENT

         THIS SUPPLY AND FINANCING AGREEMENT ("Agreement"), executed as of the ____ day of ____, 1998, by and among JENNA LANE, INC., a Delaware corporation with an address at 1407 Broadway, Suite 2004, New York, New York 10018 ("Contractor") and T.L.C. FOR GIRLS, INC., Debtor and Debtor-in- Possession, a New York corporation with an address at 100 West 33rd Street, New York, NY 10001 ("TLC" or the "Company").

         WHEREAS, an involuntary chapter 7 petition was filed against the Company on May 22, 1998 and the Company has consented to entry of an order for relief and simultaneously therewith converted the case to a Chapter 11 Reorganization Case under the provisions of the U.S. Bankruptcy Code in the United States Bankruptcy Court Southern District of New York (the "Petition") and the Company is in possession and control of its business and assets; and

         WHEREAS, subject to the terms hereof, Contractor desires to become the exclusive supplier to the Company of children's garments of the type currently sold by the Company ("Products"), and the Company desires to utilize the Contractor as its exclusive supplier during the term hereof.

         NOW, THEREFORE, in consideration of the mutual premises and the several covenants and conditions of this Contract, Contractor and the Company hereby agree as follows:

         1. Exclusive Supplier. (a) The Company agrees to utilize Contractor as its exclusive supplier for all Products to be made or sold by the Company and Contractor agrees to supply, upon delivery terms to be agreed between the Company and the Contractor, all Products that the Company shall require to deliver to customers who have placed orders with the Company, provided, that Contractor shall only be required to supply those Products which it believes are economically beneficial to Contractor to supply and provided further, that all Products which are currently in the process of being made or supplied for the Company may be completed with other contractors currently designated therefor. Subject to clause (b) below, if Contractor shall decline in writing to supply any Products, the Company may utilize other contractors to supply such Products. Contractor shall be deemed to have refused any opportunity to supply Products if Contractor shall not have delivered to Company, by nationwide overnight courier or hand delivery or facsimile delivery if the Company acknowledges receipt thereof in writing, within three business days after delivery to Contractor of a proposed purchase order for the supply of Products hereunder (the "Purchase Order"), a copy of Contractor's purchase order for the purchase of raw materials relating to such proposed Purchase Order, or other information conclusively establishing Contractor's agreement to supply such Products.

                  (b) The parties acknowledge that purchase orders issued by the Company's customers ("Purchase Orders") prior to the filing of the Petition and pertaining to merchandise which was not shipped to the Company's customer prior to the filing of the Petition ("Pre-Petition Purchase Orders") are intangible assets of the Company and are the subject of a security interest in favor of Finova Capital Corporation or an affiliate thereof ("Finova") as part of Finova's security interest in intangibles and goodwill. Contractor shall not be required to act as contractor hereunder to the Company unless the Contractor obtains a senior, priority lien on the accounts receivable and proceeds created by Contractor supplied Products as hereinafter provided. Within one business day after the entry of an order approving this Agreement, the Company shall deliver true and complete copies of all Pre-Petition Purchase Orders. In addition, within one business day after the approval by the Bankruptcy Court of the terms and conditions of this Agreement, the Company shall deliver true and complete copies of all Purchase Orders issued between the filing of the involuntary Petition and the approval of this Agreement ("Post-Petition Purchase Orders"). The Contractor shall determine whether to supply the Products in a Purchase Order pursuant to the terms hereof within three business days after delivery of all Pre-Petition Purchase Orders and Post-Petition Purchase Orders, respectively.

         2. Term. This Agreement shall be effective from the date hereof until 60 days after the date of entry of an Order of the Bankruptcy Court approving the terms hereof, which Order shall be substantially in the form annexed hereto (such 60-day period, the "Term"), provided, that the terms of this Agreement shall continue to apply during the 60 day period after such termination only with respect to any and all work in process or Products to be produced from fabric purchased by Contractor or its subcontractors or purchase orders of the Company delivered to the Contractor on or prior to the date of such termination or such longer period as may be required to complete the sale of all Products which are in process or subject to purchase orders of the Company or its customers to Contractor on the date hereof. During such period, Contractor shall be granted a limited license (the "License"), without payment of any licensing fees, to use the names "T.L.C.", "T.L.C. For Girls" and "T.L.C. For Kids" for the limited purpose of completing work in process and completing and delivering the Products in accordance with this Agreement. The license shall automatically expire at the end of such period. The parties may agree, in their individual and sole discretion, to extend the terms hereof by written agreement among them.

         3. Prices. The price of all Products produced by Contractor shall be equal to the price which the Company charges to its customer, however, Contractor reserves the right in its sole and absolute discretion to refuse to produce Products at the Company's price, notwithstanding that it is the price that the Company charges to its customer. In such event, the Company shall be free, with no liability with respect thereto attaching to Contractor, to cause a third party, to the extent permitted by the budget annexed hereto, to produce the Products in question and to ship them to the Company's customer for no more than the price the Company requested the Contractor to approve. The parties agree that during the Term hereof (i) all billing to Company customers shall be effected by the Company, (ii) the Company shall supply a copy to Contractor of all invoices mailed or delivered to customers as and when issued to the customer, (iii) the Company shall issue invoices to its customers on the date that Contractor advises the Company in writing that the Products were shipped and (iv) the Company shall be responsible for collection of all accounts receivable from such customers and shall hold such collections in trust for Contractor for payment to Contractor for its invoices for the production of the Products, including the cost of materials in connection therewith. Obligations of the Company to Contractor with respect to all Products produced by Contractor shall hereinafter be referred to as "Contractor Loans".

         4. Possible Payment of Portion of Net Profit. In the event that Contractor shall not be the successful purchaser of all or substantially all the assets of the Company and such assets shall be sold in an arm's-length transaction to a single third party or affiliates thereof, within 45 days after such sale, Contractor shall remit and pay to the Company an amount equal to forty percent (40%) of the aggregate Net Profit (as defined in clause (f) below) with respect to Products sold and delivered to Company's customers hereunder determined through the date of the final shipment thereof. For purposes hereof, the following definitions shall be applicable:

                  (a) "Net Sales" with respect to a particular item of merchandise sold means the price at which the Company sells such piece to a customer less any allowances, discounts, returns or markdowns taken by such customer with respect to such piece.

                  (b) "Cost Per Piece" means the direct out-of-pocket cost to Contractor (including all out-of-pocket costs to Contractor's subcontractors), as reasonably determined by Contractor, of such piece of goods sold F.O.B. including duty, freight and agent's commission with respect to such piece.

                  (c) "Gross Profit" with respect to a particular piece of goods, means the difference between the Net Sales of such piece and the Cost Per Piece.

                  (d) "Applicable Corporate Overhead" shall mean certain fixed expenses of Contractor to be negotiated between the constituent parties provided, however, that in the event the parties are unable to agree, after negotiation in good faith, on the amount of such fixed expenses, the dispute shall be submitted for determination to the Bankruptcy Court.

                  (e) "Pro Rata Share of Applicable Corporate Overhead" shall mean the proportion of Applicable Corporate Overhead equal to the percentage that the aggregate Net Sales from the sale of Products by the Company to its customers bears to the Contractor's consolidated net sales for the same period, excluding any portion of Net Sales which have been retained by Contractor.

                  (f) "Net Profit" means Gross Profit less Pro Rata Share of Applicable Corporate Overhead, after repayment of all Overhead Loans (as hereinafter defined) which shall not have been repaid (and any applicable interest thereon).

         5. Subject to Standard Terms. All sales under this Agreement are subject to the standard terms and conditions contained on Contractor's sales orders, invoices and shipping documents, copies of which have been supplied to the Company, and to the terms and conditions of the Company's purchase orders and related documents, copies of which have been supplied to Contractor, and to the terms and conditions stated therein, provided, however, that if the terms of Contractor's standard documents conflict with the provisions of the Company's standard documents, then the terms and conditions set forth in Contractor's standard documents shall control.

         6. Payment. The Company shall pay all invoices for Products within 30 days after Contractor ships the same to the Company or the Company's customer ("Shipping Date"), provided, that no failure to pay such invoices shall constitute a default hereunder unless the Company fails to remedy such non-payment within the later of (i) thirty (30) days after receipt of written notice of non-payment from the Contractor, if such written notice is sent within thirty (30) days after such payment shall have been due (the "Initial Date") or
(ii) ten (10) business days after receipt of written notice of non-payment from the Contractor if such written notice is sent after the Initial Date. The Company's obligation to pay all invoices for Products and make all other payments hereunder shall in no respect be conditioned upon the Company's receipt of any payment from its customers with respect to the sale of any Products. The Company shall be obligated to execute a promissory note with respect to any and all invoices for Products not paid within 30 days after Shipping Date, such promissory note to be in form and content reasonably acceptable to Contractor and secured by the Company's assets and properties under a Bankruptcy Court approved Security Agreement And Assignment. If Contractor's affiliate is the successful purchaser of the "Transferred Assets" as that term is defined in a certain sale agreement between Company and Contractor's affiliate, no payments shall be required pursuant to this Paragraph 6, other than as set forth in paragraph 3 (iv) hereof.

         7. Overhead Loans. (a) Contractor agrees, commencing at the beginning of the Term, on a weekly basis, during the Term (i.e., the 60-day period referred to in Paragraph 2), to loan to the Company an amount to cover its fixed overhead, which amount shall be advanced as necessary to timely (to the extent reasonably commercially practicable) fund such overhead pursuant to the agreement between the parties to be reached following the date hereof, and which shall not exceed $132,300.00 per month ("Overhead Loans"). Such sum shall be expended as per the attached budget.

                  (b) After an Overhead Loan shall be outstanding for three months, the unpaid amount shall bear interest thereafter at an annual rate of nine percent (9%). Upon the execution and delivery hereof, the Company shall execute and deliver to the Contractor a promissory note reflecting the foregoing and other customary terms in the form annexed hereto.

                  (c) Notwithstanding anything to the contrary contained herein, in no event shall Contractor have any obligation to make any Overhead Loans from and after the date on which at least ten percent (10%) of the aggregate amounts reflected in all purchase orders with respect to Products shipped or to be shipped in any 30-day period during the term hereof have been canceled or returned by the Company's customer ("Material Shipping Reduction").

                  (d) If Contractor shall fail to make any Overhead Loan which it is obligated to make hereunder, after three business days' written notice and opportunity to cure during such three-day period, in addition to any other remedies which Company may have, the first priority security interest described in Section 8 hereof shall no longer apply to an amount equal to twenty percent (20%) of any Overhead Loans which shall theretofore have been advanced (the "Reduction Amount"), and such Reduction Amount shall be treated as a pre-petition unsecured indebtedness of the Company to Contractor. No Reduction Amount shall apply if the reason for Contractor's failure to make any Overhead Loan is as a result of a Material Shipping Reduction.

                  (e) Notwithstanding anything to the contrary contained herein, Contractor agrees that it shall write off or capitalize and not enforce the repayment of Contractor Loans (other than the Company's obligations under paragraph 3(iv) hereof and Overhead Loans from and after the date that Contractor shall consummate the purchase of all or substantially all the assets of the Company pursuant to a Purchase Agreement in form reasonably acceptable to Contractor and the Company and approved by the Bankruptcy Court.

         8. Security Interest. (a) The Company shall execute and deliver to the Contractor the attached Security Agreement And Assignment to ensure that Contractor has security interests, as to all amounts due to Contractor hereunder, in all of the following assets of the Company ("Collateral"):

                                                     (i) a priming lien pursuant
to ss.364(d)(1) of the Bankruptcy Code in pre-petition customer orders and contract rights, provided that nothing shall be construed to grant Jenna Lane a lien on proceeds of inventory which existed on the petition date,

                                                     (ii) a lien pursuant to
ss.364(c)(2) of the Bankruptcy Code on post-petition accounts, inventory, customer orders and contract rights, and all pre-petition assets which are not subject to a lien in favor of Finova, including machinery and equipment, furniture and fixtures,

                                                     and in any case, where an
account has arisen from post-Petition sales of goods, the interest of the Company in such goods, all books and records pertaining to the foregoing and equipment containing said records

                                                     (iii) a lien on the
collateral covered by the Continuing Lien, as defined herein, pursuant to ss.364(c)(3) of the Code, junior, in each case, only to the Continuing Lien granted Finova under a post-petition financing order by the Bankruptcy
Court. For the purposes of this paragraph 8, the term "Continuing Lien" shall mean a continuing first priority lien in favor of Finova in general intangibles (except for prepetition customer orders and contract rights) and prepetition accounts and inventory.

                  (b) The parties agree that it is a condition precedent to the terms hereof that the Company shall execute and deliver a Security Agreement And Assignment with the Contractor reflecting the foregoing terms and other customary provisions in the form annexed hereto as Exhibit A. The granting of the liens provided in this paragraph and otherwise herein, and the validity and enforceability thereof shall not require Contractor to obtain or record Uniform Commercial Code Financing Statements, but notwithstanding, the Company agrees to execute and deliver UCC-1 Financing Statements upon demand of Contractor and consent to the filing thereof by or on behalf of Contractor.

         9. Notices. All notices and requests for consent hereunder shall be in writing and sent by registered mail, return receipt requested, by nationwide overnight courier or by telecopier against written confirmation of receipt thereof, sent to any party at the address first set forth above or such other address as any party shall notify the other parties hereto in accordance with this Section 9.

         10. Liability. CONTRACTOR SHALL HAVE NO LIABILITY TO THE COMPANY OR COMPANY'S CUSTOMERS, OR OTHER THIRD PARTIES, FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OR RESULTING FROM TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. Contractor shall not be liable to the Company on account of termination or expiration of this Agreement for loss of goodwill, prospective profits or anticipated orders, or on account of any expenditures, investment s, leases or commitments made by the other, or for any reason whatsoever based upon or growing out of such termination or expiration unless such termination results directly from a material breach of the terms hereof by Contractor. Nothing in this Section 10 shall be deemed to prohibit Contractor or the Company from seeking its damages arising from a breach of this Agreement even if such breach leads to a termination of this Contract. The provisions of this Section 10 shall survive any termination of this Contract.

         11. Indemnification. The Company hereby indemnifies and holds harmless the Contractor with respect to any and all liabilities, costs, damages, expenses and claims (including without limitation reasonable attorneys fees and costs of investigation) incurred as a result of any breach by the Company of any of the terms hereof. The Contractor hereby indemnifies and holds harmless the Company with respect to any and all liabilities, costs, damages, expenses and claims (including without limitation reasonable attorneys fees and costs of investigation) incurred as a result of any breach by the Contractor of any of the terms hereof, unless such breach results from the receipt by Contractor of material adverse information concerning the Company which has not been disclosed to Contractor prior to the date hereof. The provisions of this Section 11 shall survive any termination of this Contract.

         12. Bankruptcy Provisions. This Agreement and the credit and debt obligations incurred and to be incurred by the Company to Contractor are subject to the approval of the United States Bankruptcy Court for the Southern District of New York in the Chapter 11 proceedings filed by the Company. The Company agrees to immediately file and support an emergency motion to the Bankruptcy Court on such notice as shall be required by the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure to obtain approval of the Agreement and the creation of the credit and financial obligations hereunder by the Company to the Contractor. It is the intention of the parties hereto that the Company's execution and performance of this Agreement and the Company's obtaining of credit and/or incurring of debt to the Contractor be granted a super priority administrative expense with priority over any and all administrative expenses of the kind specified in ss.503(b) or 507 of the Bankruptcy Code and that such credit and/or incurred debt by the Company to the Contractor be secured by the liens specified and the property identified in paragraph 8(a) hereof pursuant to Bankruptcy Code ss.ss.364(c)(2) and (3) and 364(d)(1), and that such Order further provide to Contractor the benefits and protections set forth in subsection (e) of Bankruptcy Code ss.364. Notwithstanding anything contained in this Agreement, there shall be no obligation of Contractor to produce or sell Products to the Company or to advance or make any credit or Overhead Loans to the Company unless and until the Court approves this Agreement and grants the aforesaid security interest, liens and priority by Court Order in form and content acceptable to Contractor.

         13. Confidentiality. If all or substantially all the assets of the Company are directly or indirectly sold in an arm's-length transaction to the beneficial or direct ownership of any single third party or affiliates thereof which are unaffiliated with the Company, whether such transfer is effected by auction, sale, plan of reorganization or otherwise, the Contractor agrees that it shall keep in confidence and not reveal to third parties all confidential and nonpublic information which it shall have acquired from the Company. The foregoing provisions shall not apply to (i) information which is or becomes generally available to the public through no improper act of Contractor or its agents, (ii) information which Contractor may be required to disclose by legal process, judicial order, subpoena, or pursuant to other law or regulation, including without limitation federal or state securities laws or regulations or
(iii) information which was lawfully in the possession of Contractor or its agent prior to the commencement of its discussions with the Company.

         14. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of each party and its successors and assigns. This Agreement may not be assigned by the Company or Contractor (except to a wholly-owned subsidiary of Contractor) without the written consent of the other party. This Agreement is made under the laws of the State of New York and shall be governed by the laws of such state, without regard to conflicts of laws rules thereof. Copies of this Agreement may be executed separately by the parties hereto and once executed by all parties hereto, all such copies taken together shall constitute a single document. This Contract, together with the schedules and exhibits hereto and other documents expressly referred to herein, all of which are incorporated by reference into this Contract, supersedes any other agreement, whether written or oral, that may have been made or entered into in connection with the matters contemplated hereby, and constitutes the entire agreement by the parties concerning the subject matter hereof. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not extend to or affect any other provision hereof. Notwithstanding anything to the contrary herein, it shall be a condition precedent to the effectiveness and enforceability of any of the terms hereof, that the parties shall execute and deliver the following documents subject to customary conditions, other conditions to be agreed and the approval of the Bankruptcy Court: (i) a Purchase Agreement with respect to the proposed purchase of the Company's assets, (ii) a Security Agreement and Assignment in the form annexed hereto, (iii) a Secured Promissory Note in the form annexed hereto and (iv) such other documents as both parties shall determine.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                              JENNA LANE, INC.

                                              By: Mitchell Dobies, President

                                              T.L.C. FOR GIRLS, INC.
                                              Debtor and Debtor-in-Possession

                                              By:  Walter Ginsberg, President

         AMENDMENT TO THAT CERTAIN SUPPLY AND FINANCING AGREEMENT, dated as of June 2, 1998, by and between Jenna Lane, Inc., a Delaware corporation and T.L.C. for Girls, Inc., a New York corporation.

         WHEREAS, Contractor and Company are parties to that certain Supply and Financing Agreement, dated as of May 20, 1998 (the "Agreement"), all capitalized terms not otherwise defined herein having their respective meanings as set forth in the Agreement, and

         WHEREAS, the Company and Contractor desire to amend the terms of the Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants, premises and undertakings herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Notwithstanding anything to the contrary contained in the Agreement, the parties hereto agree that Company hereby assigns, transfers and conveys ownership to Jenna Lane, free and clear of all liens and other encumbrances, all accounts receivable with respect to Products which are produced by Contractor hereunder. Further, Contractor and Company will expressly and irrevocably instruct in writing all customers purchasing Products which are produced by Contractor to make full payment with respect to such Products directly to Contractor's factor, Republic Factors ("Republic" ). Contractor shall either factor with or assign to Republic each of said accounts. A condition to this arrangement shall be that Republic shall agree that upon such factoring or assignment, Republic shall set aside, upon collection, an amount equal to ten percent (10%) of the face value of said account in a separate account (the "Holdback Amount"). The Holdback Amount shall be paid by Republic to Contractor if Contractor or its wholly owned subsidiary is the successful purchaser of the Company's assets pursuant to the Purchase Agreement executed by Jenna Lane Kids, Inc., a wholly-owned subsidiary of Contractor, on May 27, 1998. If Contractor is not the successful purchaser of Company's assets, the Holdback Amount shall be paid (a) to Company and its estate to the extent required as a credit towards the payment required under Section 4 of the Agreement upon delivery to Republic of a letter signed by Contractor, Company and counsel to the Company's Committee of Unsecured Creditors directing such payment or a final order of the Bankruptcy Court and (b) to Contractor of the balance of the Holdback Amount, if any. Republic also shall agree to provide a written monthly accounting of its receipts and disbursements from said account, which shall not be commingled with any other account maintained by or on behalf of Republic.

         2. The term of the Agreement is hereby extended for a period of six months beyond its expiration pursuant to the existing terms of the Agreement, but solely for the purpose of completing collection of the accounts receivable with respect to the sale of Products.

         3. To the extent the provisions hereof conflict with the terms of that certain Security Agreement and Assignment between Contractor and the Company, the terms hereof shall be deemed to control.

         4. By its execution hereof, Finova Capital Corporation ("Finova") consents to the release and discharge of any lien or encumbrance on the accounts and proceeds thereof assigned to Contractor hereunder.

         5. In all other respects, the Agreement shall remain in full force and effect and unmodified.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the 2nd day of June, 1998.

                                             JENNA LANE, INC.

                                             By:
                                             Mitchell Dobies, President

                                             T.L.C. FOR GIRLS, INC.,
                                             Debtor and Debtor-in-Possession


                                             By:
                                             Walter Ginsberg, President

CONSENTED TO AND AGREED
THIS          DAY OF JUNE, 1998:

REPUBLIC FACTORS CORPORATION                        FINOVA CAPITAL CORPORATION


By:                                                 By:
     Name and Title:                                     Name and Title:

                                                                   Exhibit 10.15



                              JENNA LANE KIDS, INC.
                            1407 BROADWAY, SUITE 2004
                               NEW YORK, NY 10018



                                                   May 27, 1998




T.L.C. for Girls, Inc.
100 West 33rd Street
New York, NY
Attention: Walter Ginsberg

Dear Mr. Ginsberg:

         Jenna Lane Kids, Inc., a Delaware corporation ("JLK") is a newly formed Delaware corporation. Subject to countersignature of this letter and notice and hearing in the United States Bankruptcy Court in which the Chapter 11 case of T.L.C. for Girls, Inc., debtor and debtor-in-possession (" TLC" or the "DIP") is pending, JLK proposes to acquire substantially all of the assets (the "Assets") of the DIP. The following are the terms and conditions under which JLK is prepared to acquire the Assets:

         1. Terms of Sale. JLK will acquire the Assets in a sale pursuant to Bankruptcy Code Sec. 363(b), (f) and (m) free and clear of all liens and encumbrances (which includes but is not limited to statutory and consensual liens, judgment liens, tax liens, security interests, mortgages, deeds of trust, title retention agreements, co-ownership interests, pre-petition claims, post petition administrative claims and charges under Bankruptcy Code Sec. 507 and 503(b), 506(c) and fees of the United States Trustee (pursuant to 28 USC 1930(a)(6)), with liens and encumbrances, if any, to attach to proceeds. We acknowledge that this offer is subject to higher and better offer and that the process by which our offer will be brought to the attention of the Bankruptcy Court will be a bidding process. Executory contracts identified by JLK as contracts it desires to acquire and requiring assumption by the DIP will be assumed and assigned under the provisions of Bankruptcy Code Sec. 365 and JLK will satisfy the cost of curing the defaults thereunder, if any.

         2. Purchase Price. The price to be paid for the Assets will be $350,000, to be paid upon transfer of the Assets to JLK at Closing (as hereinafter defined). In addition, if JLK is the successful purchaser of the Assets, JLK or Jenna Lane, Inc., a Delaware corporation and the owner of all the capital stock of JLK ("Jenna Lane") shall write off or capitalize and not enforce the repayment of all claims as contractor and for Overhead Loans (as defined in that certain Supply and Financing Agreement between Jenna Lane and the DIP (the "Supply and Financing Agreement")).

         3. Assets. The assets to be acquired, which in all events shall include any proceeds thereof, are as follows:

                  (A) Cash on hand and in banks;

                  (B) Accounts receivable (to the extent created post-petition);

                  (C) Machinery, equipment, office supplies, furniture and fixtures, if any, at all of DIP's premises wherever located including showrooms, offices in New York and the warehouse occupied by the DIP's affiliate in New Jersey;

                  (D) Inventory (to the extent acquired post-petition), including raw materials, finished goods, work in process and samples;

                  (E) All intellectual property, including the trademarks, tradenames and goodwill represented by the intellectual property listed upon Exhibit A to this letter;

                  (F) Any and all books and records of the DIP, other than its corporate stock transfer books and stock transfer ledgers;

                  (G) Open orders by the DIP for materials;

                  (H) Open purchase orders from customers;

                  (I) Any and all of the DIP's security and/or customer deposits applied or against accounts created or acquired postpetition, general intangibles (other than tax refunds and insurance claims), contract rights;

                  (J) Logos, styles, style numbers, customer lists, pricing of customer orders and goodwill associated therewith;

                  (K) Patterns, markers, and all manufacturing and selling proprietary information and documentation associated therewith; and

                  (L) Pre-petition executory contracts identified by JLK as contracts that it desires to purchase that are to be assumed by the DIP and assigned after defaults are cured under Sec. 365 of the Bankruptcy Code.

         4. Court Proceedings. The DIP shall obtain an order of the United States Bankruptcy Court seeking authority to sell the Assets to JLK subject to higher and better offer (the "Sale Order"). On that same date and time, the DIP shall bring on for hearing motions to assume the executory contracts listed on Exhibit B to this letter ("Executory Contracts") and to assign them to JLK or to JLK's designee. If required by the Bankruptcy Court, Jenna Lane will guarantee performance by JLK under such Executory Contracts assumed by JLK.

         5. Sale Order. Promptly upon the execution of this letter by JLK and by DIP but in no event later than May 26, 1998, DIP shall file papers necessary to obtain the Sale Order providing for notice and hearing for the sale of the Assets subject to higher and better offer. In the event that such a hearing is not conducted prior to July 15, 1998 or that an order no longer subject to appeal has not been entered in the DIP's case approving the sale of the Assets to JLK before July 31, 1998, then JLK, in its sole discretion, may, but need not terminate this agreement without any further obligation.

         6. Higher and Better Offer. (a) Any offer made by any party other than JLK ("Higher and Better Offer") shall be on substantially the same terms and conditions as provided in this letter agreement and shall, in order to be a Higher and Better Offer, exceed the purchase price set forth herein by at least $75,000, and shall include an amount equal to the Overhead Loans actually advanced by Jenna Lane. JLK shall be permitted, but shall not be obligated, to raise its offer to purchase the Assets to any amount higher than the Higher and Better Offer which the DIP desires to accept. All Higher and Better Offers must be on the same terms (other than price) as set forth herein.

                  (b) In the event the Bankruptcy Court enters an order approving any Higher and Better Offer and the DIP consummates a transaction in accordance with such Higher and Better Offer, DIP shall promptly pay to JLK or its designees (i) a break-up fee ("Break-Up Fee") equal to $50,000, plus (ii) all Overhead Loans advanced by Jenna Lane, plus any required interest thereon pursuant to the Supply and Financing Agreement. The obligations of the parties contained in the Supply and Financing Agreement shall continue pursuant to the terms thereof in spite of the entry of an order approving any Higher and Better Offer.

         7. Conduct of DIP's Business. Between the execution of this letter agreement and the earlier of the closing or termination of this letter agreement pursuant to its terms, the DIP shall:

                  (a) make sales only in the ordinary course of business;

                  (b) not grant any customer any rebate, discount, credit or advertising allowance in excess of $10,000 (with respect to goods shipped post-petition), without the prior written consent of JLK or Jenna Lane;

                  (c) not accept returns of merchandise shipped post-petition, except in the ordinary course of business;

                  (d) not close out or sell any of its finished goods inventory at prices more than 25% below its ordinary and customary selling price except that DIP may sell below 75% of its ordinary and customary selling prices, damaged, returned and end of season goods;

                  (e) not agree to the cancellation of any open orders in excess of $10,000;

                  (f) not sell any of the Assets other than inventory in the ordinary course of business;

                  (g) maintain in full force and effect, its corporate existence and all intellectual property which it may own;

                  (h) not pay any compensation to employees beyond their base salaries and commission as being paid 30 days prior to the commencement of the Chapter 11 Case of the DIP;

                  (i) not make any dividends or other distributions of cash or property to shareholders; and

                  (j) not transport any portion of the Assets to any jurisdiction other than the ones in which they are presently located, except in the ordinary course of business.

         8. Change of Name. DIP shall upon the Closing execute a Certificate of Amendment to its Certificate of Incorporation to effect a change of its name to one which shall not contain the words "T.L.C.," "Tender Loving Care," or similar words. JLK shall pay the filing fees therefor and effect the filing after the execution of the certificate by required officers of the DIP.

         9. Termination. This agreement and any obligation of JLK to acquire the Assets may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of DIP and JLK, in their sole discretion;

                  (b) by JLK, if the order approving the sale shall not have been entered by July 31, 1998;

                  (c) if there shall be a Material Shipping Reduction (as defined in the Supply and Financing Agreement); or

                  (d) if the Bankruptcy Court shall approve any Higher and Better Offer.

         10. Effect of Termination. In the event of the termination of this letter pursuant to Paragraph 9, there shall be no liability on the part of any party except to the extent the DIP shall be obligated to pay the Break-Up Fee to JLK and the parties shall have their respective obligations set forth in the Supply and Financing Agreement.

         11. Closing. The consummation of the transfer of the Assets ("Closing") shall occur no later than one business day following the entry of the Sale Order.

         12. Certain Representations and Warranties. The DIP hereby represents and warrants to JLK and Jenna Lane as follows, which representations and warranties shall survive the Closing for a period of two (2) years:

                  (a) DIP has taken all corporate action and other proceedings necessary to enable DIP to enter into and carry out its obligations under this Agreement.

                  (b) DIP has or at Closing will have good and marketable title to the Assets, free and clear of all claims, liens, security interests, and encumbrances, or rights of others of any nature, and DIP is exclusively entitled to possess and dispose of the same and consummate the transactions contemplated hereby.

                  (c) The execution, delivery and performance of this Agreement by DIP, and the sale of Assets pursuant to this Agreement, are not in violation of, and will not, with the giving of notice, the obtaining of consent, or the passage of time, constitute a default under any contract, lease, indenture, agreement, order, judgment, decree or real property variance to which DIP is a party or by which it is bound or to which any of the Assets is subject.

                  (d) DIP is not or at Closing will not be engaged in, or threatened with, any litigation, governmental investigation or other proceeding or controversy which may materially adversely affect DIP's obligation to consummate this Agreement, title to the Assets or DIP's rights to transfer the Assets to JLK.

                  (e) This Agreement constitutes a valid and binding obligation of DIP, enforceable against it in accordance with the terms hereof.

                  (f)  There are no employee benefit plans, as defined in
         Section 3.3 of Employee Retirement Income Security Act of 1974, as amended, in effect with respect to the DIP's business. To the best of DIP's knowledge, the DIP has no reason to believe that it is not in compliance with existing labor laws and regulations.

                  (g) The DIP has filed or obtained lawful extensions to file all federal, state and local tax returns and other tax returns which are required to be filed with respect to its business, and all taxes due with respect thereto from DIP have been paid.

         13. No Assumption of Liabilities. Neither JLK nor Jenna Lane shall assume, pay or discharge or in any respect be liable for any liability, obligation, commitment or expense of DIP or of T.L.C. for Kids, Inc. on a pre-petition basis ("TLC Pre-Petition"), including without limitation any liability (actual or contingent), loss, commitment, obligation or expense of DIP or TLC Pre-Petition relating to the negotiation, preparation or performance under this Agreement or relating to any tax liabilities of any nature whatsoever, except as expressly agreed in writing by JLK. JLK shall have no liability by virtue of being a transferee of the Assets. Notwithstanding the foregoing, in no event shall JLK or Jenna Lane seek to recover any cash advances either may have made (other than in connection with the production of goods) to services providers of T.L.C. for Girls, Inc. on a pre-petition basis. The Sale Order shall confirm and provide for the foregoing matters.

         14. Miscellaneous. This letter agreement shall be binding upon and inure to the benefit of each party and its successors and assigns. This letter agreement may not be assigned by either party hereto (except to an affiliate of JLK) without the written consent of the other party. This letter agreement is made under the laws of the State of New York and shall be governed by the laws of such state, without regard to conflicts of laws rules thereof. Copies of this letter agreement may be executed separately by the parties hereto and once executed by all parties hereto, all such copies taken together shall constitute a single document. This letter agreement, together with the schedules and exhibits hereto and other documents expressly referred to herein, all of which are incorporated by reference into this letter agreement, supersedes any other agreement, whether written or oral, that may have been made or entered into in connection with the matters contemplated hereby, and constitutes the entire agreement by the parties concerning the subject matter hereof. If any provision of this letter agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not extend to or affect any other provision hereof.

         If all of the foregoing accurately reflects our understanding, kindly
(a) sign and return a copy of this letter to us and (b) no later than five business days from the date of this agreement make application to the United States Bankruptcy Court bringing on a hearing to approve the sale of the Assets which order shall not be returnable any later than June 30, 1998.

                                                Very truly yours,

                                                JENNA LANE KIDS, INC.


                                                By:  s/Mitchell Dobies
                                                Mitchell Dobies, President
AGREED AND ACCEPTED AS OF
THE DATE FIRST ABOVE WRITTEN:

T.L.C. FOR GIRLS, INC.
Debtor and Debtor-in-Possession


By:  s/Walter Ginsberg
     Walter Ginsberg, President